EXHIBIT 99.3



Global Crossing and Frontier Amend Merger Agreement to Increase Deal Certainty
      Boards and Management Reaffirm Commitment to Strategic Combination


Highlights of Merger Amendments

  The exchange ratio will now be fixed at 2.05 Global Crossing shares for each Frontier share.

  Because of the fixed ratio, the Frontier walk-away right, as it relates to Global Crossing's stock price, has been eliminated.

  Global Crossing has agreed to institute a stock repurchase program of up to $500 million promptly following the close of the merger.

   Key management and inside shareholders of Global Crossing and Frontier have agreed to enter into or to extend their "lock-up," and not sell their shares for at least six months following the completion of the merger.
   The inside shareholders of Global Crossing also have agreed to create and implement an orderly disposition program thereafter if they wish to sell.

   The parties are working to meet an expected closing date of later this month.

HAMILTON, BERMUDA and ROCHESTER, NEW YORK -September 2, 1999 -Global Crossing, Ltd. (NASDAQ:GBLX) and Frontier Corporation (NYSE:FRO), which have agreed to combine to create the world's first global Internet Protocol (IP) communications company, announced today their boards of directors have unanimously approved an amended merger agreement. The amendments are designed to increase deal certainty and demonstrate management's commitment to the strategic merits of the transaction.

         "We're pleased to have brought more certainty to the realization of our merger with Frontier, and also pleased that the Frontier board of directors has once again reaffirmed its commitment to complete the merger with Global Crossing as planned," said Bob Annunziata, Global Crossing's chief executive officer. "We were motivated to revise our agreement by the overwhelming strategic and financial benefits of our merger, and are now looking forward to its prompt closing. Frontier's unsurpassed U.S. fiber optic network combined with Global Crossing's worldwide network will connect more than 160 of the largest business centers worldwide and create the world's first truly global telecommunications and Internet service provider."

         The combined company will offer industry-leading capabilities in web hosting, IP applications and data services to customers worldwide over the first seamless global IP network, spanning over 77,000 route miles and connecting 20 countries.

         "This is a win-win for customers and shareholders of both companies," said Joseph P. Clayton, Frontier's chief executive officer. "Speed-to-market is critical in the new Internet economy. Together, we will leverage the unique combination of our assets to quickly establish a leadership position in what is expected to be a $1 trillion market by 2003."

Details of Revised Transaction

         Under the terms of the revised agreement, Frontier shareholders will receive 2.05 Global Crossing common shares for each share of Frontier stock. Given that the exchange ratio has now been fixed, the need for a "collar"


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provision and "pricing period" has been eliminated.  As a result, Frontier has also agreed to eliminate its walk-away right as it relates to declines in Global Crossing's stock price.

         Pursuant to the revised merger agreement, Global Crossing's board has authorized a six-month open market stock repurchase program to be instituted promptly following the closing of the merger for up to $500 million in the aggregate. The repurchases would occur from time-to-time, as determined by Global Crossing, depending upon market conditions.

         In addition, shareholders representing more than two-thirds of the equity of Global Crossing, in addition to Joseph P. Clayton and Rolla P. Huff, Frontier's president and chief operating officer, have agreed not to sell any of their shares of Global Crossing within six months of the close of the merger. Furthermore, the inside Global Crossing shareholders have agreed that following that date, should they wish to sell their shares, they will do so only through the creation and implementation of an orderly disposition program. The Global Crossing shareholders include Canadian Imperial Bank of Commerce, Continental Casualty Corp., MRCo (an affiliate of Union Labor Life Insurance Co.), and the individual founders and executives on Global Crossing's board of directors, together with each of their affiliates.

         Under the terms of the revised agreement, the transaction is valued at approximately $10 billion, based on yesterday's closing price of Global Crossing shares. The merged company will be approximately 55 percent owned by current Global Crossing shareholders and 45 percent owned by current Frontier shareholders. The transaction is still expected to qualify as a tax-free reorganization to Frontier shareholders and is expected to be accounted for as a purchase. Upon closing, the transaction is expected to be immediately accretive to Global Crossing's operating cash flow.

Anticipated Timing

         Shareholders of Global Crossing are scheduled to meet on September 22 and shareholders of Frontier on September 23 to vote on the terms of the revised agreement, which is subject to shareholder approval. Revised proxy material will be distributed to shareholders of both companies shortly. Shareholders of Global Crossing representing in excess of 51 percent of the voting power of the company have executed agreements to vote in favor of the merger. The parties are working to meet an expected closing date of later this month.

About Global Crossing

         Global Crossing is building and operating the world's most advanced global IP-based data-centric network, an end-to-end fiber optic platform for data, voice, video, and Internet transmissions. The Global Crossing network will span five continents and address 80 percent of the world's international traffic. A new unit of Global Crossing, Global Marine Systems Limited, possesses the largest flotilla of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable kilometers. Global Crossing's operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles.

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About Frontier

         Frontier Corporation (NYSE:FRO), is a leading Internet Protocol (IP) applications and communications services provider. Frontier recently agreed to merge with Global Crossing Ltd. (NASDAQ:GBLX). The combined company will own and operate the first seamless global IP network with more than 77,000 ultra-high bandwidth fiber miles connecting 159 major cities in 19 countries.

For more information, visit www.frontiercorp.com

Statements made in this press release that state the company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in the company's filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the company or the SEC.

FOR MORE INFORMATION CONTACT:

Global Crossing                          Frontier
Investors/Analysts:                      Investors/Analysts:
Jensen Chow 310/385-5283                 Kirsten Sullivan 716/777-6179
jchow@globalcrossing.com                 ksullivan@frontiercorp.com

Press:                                   Press:
Heather Reeves 212/687-8080              Jim Collins 716/777-6950
hreeves@sardverb.com                     jcollins@frontiercorp.com
     or                                  or
Tom Goff 310/385-5231                    Michele Sadwick 716/777-6021
tgoff@globalcrossing.com                 msadwick@frontiercorp.com




























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